SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               IQ BIOMETRIX, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

               DELAWARE                              76-0552098
        ------------------------              ------------------------
        (State of Incorporation)              (I.R.S. Employer ID No.)

             39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538
           ----------------------------------------------------------
                         (Address of Principal Offices)

                               IQ Biometrix, Inc.
                           Stock Option Agreements for
Lewis Ball, Mark Crone, Todd DeMatteo, Thiago Ghilardi, John Magill, Avery Mann, Liz Matheson, Greg Micek, Patrick Murphy, Art O'Connor, Robert Onesti, Alisande
         M. Rozynko, William Scigliano, Barnett Suskind, Michael Walsh

                ------------------------------------------------
                            (Full Title of the Plans)

                                  Michael Walsh
                               IQ Biometrix, Inc.
                      39111 Paseo Padre Parkway, Suite 304
                                Fremont, CA 94538
                     ---------------------------------------
                     (Name and address of Agent for Service)

                                 (510) 795-2900
          ------------------------------------------------------------
          (Telephone number, including area code of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

------------------- ------------------ ----------------------- --------------------- --------------------
Title of                   Amount of              Max. Off.              Maximum            Amount of
Securities                Securities              Price Per            Aggregate         Registration
Registered                Registered              Share(1)           Offering Price           Fee
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(2)               49,000                $0.10           $   4,900.00               $  .62
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(3)               25,000                $0.47           $  11,750.00               $ 1.49
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(4)            1,355,000                $0.50           $ 677,500.00              $ 85.84
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(5)              100,000                $0.70           $  70,000.00               $ 8.87
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(6)               50,000                $0.75           $  37,500.00              $  4.75
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(7)              100,000                $0.77           $  77,000.00               $ 9.76
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(8)               40,000                $0.80           $  32,000.00               $ 4.05
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(9)              100,000                $1.01           $ 101,000.00              $ 12.80
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(10)             200,000                $1.10           $ 220,000.00              $ 27.87
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(11)              60,000                $1.20           $  72,000.00               $ 9.12
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(12)              60,000                $1.28           $  76,800.00               $ 9.74
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(13)              60,000                $1.43           $  85,800.00              $ 10.88
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(14)             550,000                $1.50           $ 825,000.00             $ 104.53
------------------- ------------------ ----------------------- --------------------- --------------------
Common Stock(15)              21,429                $1.75           $  37,500.75               $ 4.75
------------------- ------------------ ----------------------- --------------------- --------------------

------------------- ------------------ ----------------------- --------------------- --------------------

------------------- ------------------ ----------------------- --------------------- --------------------
Total                      2,770,429                              $ 2,328,750.75             $ 295.07
------------------- ------------------ ----------------------- --------------------- --------------------

------------------- ------------------ ----------------------- --------------------- --------------------

(1) Priced in accordance with Rule 457(h) and Rule 457(c) at the exercise price for each of these options.

(2) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreement as follows: Avery Mann - 49,000 options.

(3) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreement as follows: Lewis Ball - 25,000 options.

(4) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreements as follows: Thiago Ghilardi - 100,000 options, John Magill - 150,000 options, Avery Mann - 120,000 options, Liz Matheson - 60,000 options, Greg Micek - 325,000 options, William Scigliano - 600,000 options.

(5) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreement as follows: Mark Crone - 100,000 options.

(6) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreement as follows: Mark E. Crone - 50,000 options.

(7) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreements as follows: Patrick Murphy - 100,000 options.

(8) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreement as follows: Liz Matheson - 40,000 options.

(9) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreements as follows: Todd DeMatteo - 50,000 Barnett Suskind - 28,750 options, Robert Onesti - 21,250 options.

(10) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreement as follows: William Scigliano - 200,000 options.

(11) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreements as follows: Todd DeMatteo - 30,000 options, Barnett Suskind - 17,250 options, Robert Onesti - 12,750 options.

(12) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreements as follows: Todd DeMatteo - 30,000 options, Barnett Suskind - 17,250 options, Robert Onesti - 12,750 options.

(13) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreements as follows: Todd DeMatteo - 30,000 options, Barnett Suskind - 17,250 options, Robert Onesti - 12,750 options.

(14) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreements as follows: Alisande M. Rozynko
         - 100,000 options, Michael Walsh - 250,000 options, William Scigliano - 200,000 options.

(15) Issuable upon the exercise of Options granted pursuant to the IQ Biometrix, Inc. Stock Option Agreement as follows: Art O'Connor - 21,429 options.

                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         There are hereby incorporated by reference into this Registration Statement and into the Prospectuses relating to this Registration Statement pursuant to Rule 428 the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

         1. IQ Biometrix's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed with the Commission on October 17, 2003, as amended.

         2. IQ Biometrix's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003, filed with the Commission on November 14, 2003, as amended.

         3. IQ Biometrix's Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2003, filed with the Commission on February 14, 2004, as amended.

         4. IQ Biometrix's Current Report on Form 8-K filed with the Commission on April 19, 2004.

         5. IQ Biometrix's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2004, filed with the Commission on May 18, 2004.

         6. The description of the Company's common stock, $.01 per value (the "Common Stock"), set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A dated April 7, 1998 (which incorporates the description under the caption "Description of Capital Stock" in the Company's Registration Statement on Form SB-2 (file no. 333-43379), as filed with the Commission on December 29, 1997, as amended), and all amendments and reports filed thereafter for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities: Not applicable.

Item 5. Interests of Named Experts and Counsel:

         Mark Crone and Alisande M. Rozynko are attorneys in The Crone Law Group, the Company's corporate and securities counsel and The Crone Law Group has given the opinion contained in Exhibit 5.1 of this Registration Statement as to the due authorization, valid issuance, and assessability of the securities being registered.

Item 6. Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor[by reason of this service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

         Article IV of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

         The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 7. Exemption from Registration Claimed: Not applicable.

Item 8. Exhibits.

Exhibit
Number                                          Document
------                                          --------
  4.1    Stock Option Agreement between IQ Biometrix, Inc. and Thiago Ghilardi dated January 1, 2003

  4.2    Stock Option Agreement between IQ Biometrix, Inc. and John Magill dated September 1, 2002

  4.3    Stock Option Agreement between IQ Biometrix, Inc. and Avery Mann dated September 30, 2002

  4.4    Stock Option Agreement between IQ Biometrix, Inc. and Liz Matheson dated January 1, 2003

  4.5    Stock Option Agreement between IQ Biometrix, Inc. and Greg Micek dated August 1, 2002

  4.6    Stock Option Agreement between IQ Biometrix, Inc. and William Scigliano dated August 1, 2002

  4.7    Stock Option Agreement between IQ Biometrix, Inc. and Liz Matheson dated January 1, 2003

  4.8    Stock Option Agreement between IQ Biometrix, Inc. and Patrick Murphy dated November 11, 2003

  4.9    Stock Option Agreement between IQ Biometrix, Inc. and Mark Crone dated June 1, 2003

  4.10   Stock Option Agreement between IQ Biometrix, Inc. and Mark Crone dated September 1, 2003

  4.11   Stock Option Agreement between IQ Biometrix, Inc. and Alisande M. Rozynko dated June 1, 2004

  4.12   Stock Option Agreement between IQ Biometrix, Inc. and Michael Walsh dated January 15, 2004

  4.13   Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated October 1, 2003

  4.14   Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated October 1, 2003

  4.15   Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated October 1, 2003

Exhibit
Number                                           Document
------                                           --------
  4.16   Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated November 11, 2003

  4.17   Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated November 11, 2003

  4.18   Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated November 11, 2003

  4.19   Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated January 2, 2004

  4.20   Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated January 2, 2004

  4.21   Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated January 2, 2004

  4.22   Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated April 1, 2004

  4.23   Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated April 1, 2004

  4.24   Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated April 1, 2004

  4.25   Stock Option Agreement between IQ Biometrix, Inc. and Avery Mann dated December 1, 2001

  4.26   Stock Option Agreement between IQ Biometrix, Inc. and Art O'Conner dated November 15, 1999

  4.27   Stock Option Agreement between IQ Biometrix, Inc. and William Scigliano dated April 2, 2003

  4.28   Stock Option Agreement between IQ Biometrix, Inc. and William Scigliano dated March 1, 2004

  4.29   Stock Option Agreement between IQ Biometrix, Inc. and Lewis Ball dated March 26, 2003

  5.1    Opinion of The Crone Law Group, as to legality of securities being registered

  23.1   Consent of Malone & Bailey LLP, Independent Auditors

  23.2   Consent of Counsel (contained in Exhibit 5.1)

  24.1   Power of Attorney (see page 5)


Item 9. Undertakings.

         (a) The undersigned Registrant hereby undertakes.

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, IQ Biometrix, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on the 3rd day of June, 2004.


                                       IQ Biometrix, Inc.

                                       /s/ William B. G. Scigliano
                                       -------------------------------------
                                           William Scigliano
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. G. Scigliano, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                               Title                             Date
         ---------                               -----                             ----

/s/ William B. G. Scigliano         President and Chief Executive Officer       June 3, 2004
---------------------------         and Chairman of the Board (Principal
    William B. G. Scigliano         Executive Officer and Director)


/s/ Michael Walsh                   Chief Financial Officer (Principal          June 3, 2004
---------------------------         Accounting Officer)
    Michael Walsh


/s/ Daniel P. McKelvey              Director                                    June 3, 2004
---------------------------
    Daniel P. McKelvey


/s/ Greg Micek                      Director                                    June 3, 2004
---------------------------
    Greg Micek

                                INDEX TO EXHIBITS

Exhibit
Number                                         Document
------                                         --------
  4.1   Stock Option Agreement between IQ Biometrix, Inc. and Thiago Ghilardi dated January 1, 2003

  4.2   Stock Option Agreement between IQ Biometrix, Inc. and John Magill dated September 1, 2002

  4.3   Stock Option Agreement between IQ Biometrix, Inc. and Avery Mann dated September 30, 2002

  4.4   Stock Option Agreement between IQ Biometrix, Inc. and Liz Matheson dated January 1, 2003

  4.5   Stock Option Agreement between IQ Biometrix, Inc. and Greg Micek dated August 1, 2002

  4.6   Stock Option Agreement between IQ Biometrix, Inc. and William Scigliano dated August 1, 2002

  4.7   Stock Option Agreement between IQ Biometrix, Inc. and Liz Matheson dated January 1, 2003

  4.8   Stock Option Agreement between IQ Biometrix, Inc. and Patrick Murphy dated November 11, 2003

  4.9   Stock Option Agreement between IQ Biometrix, Inc. and Mark Crone dated June 1, 2003

  4.10  Stock Option Agreement between IQ Biometrix, Inc. and Mark Crone dated September 1, 2003

  4.11  Stock Option Agreement between IQ Biometrix, Inc. and Alisande M. Rozynko dated March 1, 2004

  4.12  Stock Option Agreement between IQ Biometrix, Inc. and Michael Walsh dated January 15, 2004

  4.13  Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated October 1, 2003

  4.14  Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated October 1, 2003

  4.15  Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated October 1, 2003

  4.16  Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated November 11, 2003

  4.17  Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated November 11, 2003

  4.18  Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated November 11, 2003

  4.19  Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated January 2, 2004

  4.20  Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated January 2, 2004

  4.21  Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated January 2, 2004

  4.22  Stock Option Agreement between IQ Biometrix, Inc. and Todd DeMatteo dated April 1, 2004

  4.23  Stock Option Agreement between IQ Biometrix, Inc. and Robert Onesti dated April 1, 2004

  4.24  Stock Option Agreement between IQ Biometrix, Inc. and Barnett Suskind dated April 1, 2004

  4.25  Stock Option Agreement between IQ Biometrix, Inc. and Avery Mann dated December 1, 2001

  4.26  Stock Option Agreement between IQ Biometrix, Inc. and Art O'Conner dated November 15, 1999


Exhibit
Number                                        Document
------                                        --------
  4.27  Stock Option Agreement between IQ Biometrix, Inc. and William Scigliano dated April 2, 2003

  4.28  Stock Option Agreement between IQ Biometrix, Inc. and William Scigliano dated March 1, 2004

  4.29  Stock Option Agreement between IQ Biometrix, Inc. and Lewis Ball dated March 26, 2003

  5.1   Opinion of The Crone Law Group, as to legality of securities being registered

  23.1  Consent of Malone & Bailey LLP, Independent Auditors

  23.2  Consent of Counsel (contained in Exhibit 5.1)

  24.1  Power of Attorney (see page 5)